Provention Bio Reports First Quarter 2019 Financial Results

PROTECT Pivotal Phase 3 Clinical Study Initiated in Patients with Recent Onset Type 1 Diabetes

Top line Data Results for PRINCE and At-Risk Clinical Trials Expected in 2019

Oldwick, NJ, May 8, 2019 – Provention Bio, Inc. (Nasdaq: PRVB), a clinical stage biopharmaceutical company dedicated to intercepting and preventing immune-mediated diseases, today reported financial results for the first quarter ended March 31, 2019 and provided a business update.

“Since the beginning of 2019, we have reported significant progress in our efforts to transform the treatment landscape for immune-mediated diseases, and we are well-positioned to build on this momentum as we approach additional data readouts this year that will further validate our development candidates,” stated Ashleigh Palmer, CEO of Provention Bio. “We recently initiated our Phase 3 PROTECT Study, which is designed to establish teplizumab as the first-ever disease modifying therapy for type 1 diabetes (T1D) and look forward to reporting top-line results from our Phase 2a PRINCE trial of PRV-6527 in Crohn’s disease in the fourth quarter. We also anticipate the results from a study conducted by the National Institute of Diabetes and Digestive and Kidney Diseases (NIDDK) at TrialNet sites evaluating teplizumab for the prevention or delay in onset of T1D in subjects at risk of developing the disease.”

“In parallel with our clinical progress, we also strengthened our leadership team, adding Dr. Jeffrey Bluestone, a world-renowned expert and academic leader in immune tolerance research to our Board of Directors,” Mr. Palmer concluded.

First Quarter 2019 and Recent Activities:

●	Completed Enrollment of Phase 2a PRINCE Clinical Trial with PRV-6527 in Patients with Moderate to Severe Crohn’s Disease

In April 2019, Provention announced that it completed the enrollment in its Phase 2a PRINCE (PRovention INvestigation in Crohn’s diseasE) clinical trial evaluating PRV-6527 in patients with moderate-to-severe Crohn’s disease. PRV-6527 is an oral Colony Stimulating Factor-1 Receptor (CSF-1R) small molecule inhibitor. The Phase 2a PRINCE study is evaluating PRV-6527’s ability to intercept the differentiation of inflammatory dendritic cells and macrophages, preventing their action in the intestinal mucosa in Crohn’s disease. Top line data is expected in the fourth quarter of 2019.

●	Initiated Phase 3 PROTECT Clinical Trial with PRV-031 (Teplizumab) in Patients with Recent Onset Type 1 Diabetes

In April 2019, Provention announced that it dosed the first patient in its Phase 3 PROTECT clinical trial of PRV-031 (teplizumab) in patients with recent onset T1D. PRV-031 (teplizumab) is an anti-CD3 monoclonal antibody in development for the interception of TID. The PROTECT study is designed to confirm the effect of PRV-031 (teplizumab) to slow the loss of insulin-producing beta cells and preserve beta cell function, as measured by C-peptide, in children and adolescents 8-17 years old who have been diagnosed with T1D in the previous six weeks and with pre-specified beta cell reserve at study entry. Provention expects to complete enrollment in the trial by the end of 2020.

●	Reported Top-Line Data from Phase 1b PULSE Clinical Trial with PRV-300 in Patients with Ulcerative Colitis (UC)

In May 2019, Provention announced top-line results from its Phase 1b PULSE study which evaluated PRV-300, an anti-TLR3 (toll-like receptor 3) monoclonal antibody, in patients with active, moderate-to-severe UC. PRV-300 met the primary safety and tolerability endpoint over the twelve-week study period and also demonstrated TLR3 target engagement and proof-of-mechanism. However, improvements in secondary and exploratory clinical, endoscopic, histologic and other UC-related efficacy endpoints were not observed over background medication, suggesting that elevated TLR3 gene signatures previously observed in UC patients, as well as in PULSE, are downstream or circumstantial effects that do not contribute significantly to causal pathology. Therefore, while PRV-300 is a safe and pharmacologically active drug, it appears that TLR3 may not be a useful target in UC.

●	Appointed Jeffrey Bluestone, PhD, to Board of Directors

In March 2019, Provention announced the appointment of Jeffrey Bluestone, PhD, to the Company’s Board of Directors. Dr. Bluestone is a highly accomplished scientific researcher whose work over nearly three decades has focused on understanding the basic processes that control T-cell activation and immune tolerance in autoimmunity, organ transplantation and cancer. Dr. Bluestone was part of the team of early developers of a novel anti-CD3 monoclonal antibody, now called teplizumab, a pro-tolerogenic drug that has shown clinical activity in type 1 diabetes (T1D), psoriatic arthritis, and the reversal of kidney transplant rejection.

●	Appointed Douglas Jacobstein, M.D. as V.P. of Clinical Development and Alex Rabiee as V.P. of Business Development

In April 2019, Provention announced the appointment of Douglas Jacobstein, M.D., as Vice President of Clinical Development, and Alex Rabiee as Vice President of Business Development. Dr. Jacobstein brings to Provention almost 15 years of clinical development, management and leadership expertise. He most recently served as Director of Clinical Development in the Immunology division of Janssen Pharmaceuticals. Mr. Rabiee brings 15 years of experience in the biotechnology sector, most recently serving as Director of Business Development at Amgen.

Financial Highlights:

As of March 31, 2019, Provention had cash and cash equivalents totaling $51.2 million. Provention expects to invest in the following key activities in 2019: (a) the Phase 3 PROTECT study of PRV-031, (b) the continued development of PRV-101, (c) the completion of the PRINCE study, as well as the advancement of other pipeline programs. As a result of these activities, Provention expects its operating cash expenses to be in the range of $35 to $45 million for 2019.

Net loss for the first quarter 2019 was $11.0 million, or $0.29 per basic and diluted share, compared to a net loss of $5.2 million, or $0.52 per basic and diluted share for the same period in 2018. The increase in net loss is primarily attributable to an increase in research and development costs of $5.6 million associated with development expenses for PRV-031 and PRV-101, as well as an increase in general and administrative costs of $0.6 million.

About Provention Bio, Inc.

Provention Bio, Inc. (Nasdaq: PRVB) is a clinical-stage biopharmaceutical company leveraging a transformational drug development strategy that is focused on the prevention or interception of immune-mediated disease. Provention’s mission is to in-license, transform and develop therapeutic candidates targeting the high morbidity, mortality and escalating costs of autoimmune and inflammatory diseases including: type 1 diabetes (T1D), Crohn’s disease, celiac disease, lupus, and certain life-threatening viral diseases. Provention’s diversified portfolio includes advanced-stage product development candidates that have undergone clinical testing by other companies. For more information on Provention Bio, please visit www.proventionbio.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Provention’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to failure to obtain FDA approvals or clearances and noncompliance with FDA regulations; uncertainties of patent protection and litigation; limited research and development efforts and dependence upon third parties; substantial competition; our need for additional financing and the risks listed under “Risk factors” in our annual report on Form 10-K for the year ended December 31, 2018 and any subsequent filings with the Securities and Exchange Commission (SEC). As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

Investors:

Kimberly Minarovich or Sam Martin, Argot Partners
Kimberly@argotpartners.com or Sam@argotpartners.com
212-600-1902

Media:

David Rosen, Argot Partners
David.Rosen@argotpartners.com
212-600-1902

Financial Tables to Follow

PROVENTION BIO, INC.

SELECTED FINANCIAL DATA (unaudited)

(in thousands, except per share data)

	Three months ended March 31,
	2019	2018

Statement of Operations Data:
Operating expenses:
Research and development	$10,022	$4,383
General and administrative	1,237	653
Total operating expenses	11,259	5,036
Loss from operations	(11,259)	(5,036)
Interest income	287	57
Change in fair value of warrant liability	—	(84)
Loss before income tax benefit	(10,972)	(5,063)
Income tax benefit	—	—
Net loss	(10,972)	(5,063)
Accretion on Series A Convertible Redeemable Preferred Stock	—	(125)
Net loss attributable to common stockholders	$(10,972)	$(5,188)

Net loss per common share, basic and diluted	$(0.29)	$(0.52)
Weighted average common shares outstanding, basic and diluted	37,362	10,000

	March 31, 2019	December 31, 2018
Balance Sheet Data:
Cash and cash equivalents	$51,206	$58,539
Total assets	$51,904	$61,529
Total liabilities	$2,974	$1,871
Accumulated deficit	$(46,748)	$(35,776)
Total stockholders’ equity	$48,930	$59,658